Sigma Labs Announces Second Quarter Financial Results

Progress Continues Toward Technology Commercialization

SANTA FE, N.M. – August 14, 2014 – Sigma Labs, Inc. (OTCQB: SGLB) (“Sigma Labs” or the “Company”), a developer of advanced, in process, non-destructive quality inspection systems for metal-based additive manufacturing and other advanced manufacturing technologies, today announced financial results for the three and six months ended June 30, 2014.

Second Quarter Highlights

•	Entered into a Technology Cooperation Agreement with Materialise NV of Belgium, a leader in software solutions for the 3D printing industry, to collaborate on the integration, production, and marketing of Sigma Labs’ PrintRite3D® products for metal-based additive manufacturing.

•	The Company also signed a Trial Evaluation Agreement with Honeywell International, a U.S.-based conglomerate serving a multitude of industrial, aerospace, and defense end markets, to utilize Honeywell's Advanced Manufacturing Engineering Center as a beta test site for Sigma Labs’ PrintRite3D® DEFORM™ software module.

•	Sigma Labs entered into a contract with Adurant Technologies, a Cloudera® and Oracle® Gold Partner, to assist the Company in formulating, designing and deploying a unified ‘Big Data’ methodology to support the integration of PrintRite3D® systems into manufacturing and production infrastructure systems.

“Sigma Labs continues its focus on several business development initiatives that will serve as growth catalysts for our technology going forward,” said Mark Cola, President and CEO. “By entering into several important agreements this quarter, we have effectively positioned the Company for expansion within the aerospace, defense, and industrial markets. Working with Materialise to enhance their world-class manufacturing software, we can more rapidly address the needs of corporations looking to increase 3D printing-based production by ensuring accurate, high-tolerance specifications. Likewise, our beta-testing alliance with Honeywell should expedite the launch of our PrintRite3D® DEFORM™ software, while our contract with Adurant will support the integration of our technology into advanced production systems.

“In addition, we recently announced that we have ordered our first state-of-the-art 3D metal printer which, coupled with our PrintRite3D® technology, will allow us to provide high-end, precision metal parts for contract manufacturing purposes. Overall, we are on track to take Sigma Labs to the next level in its development – moving from a consulting enterprise to a trusted manufacturing partner, product designer, and software engineering firm – and we see an acceleration of top line growth in the quarters to come.”

Second Quarter Results

Service revenue for the three and six months ended June 30, 2014 was approximately $0.1 million and $0.2 million, respectively, versus approximately $0.3 million and $0.5 million for the same periods in 2013. The revenue decline year-over-year primarily reflects lower consulting revenue as the Company invests in product sales and transitions from services to products.

The Company reported a net loss for three and six months ended June 30, 2014 of approximately $1.8 million and $2.3 million, respectively, or $(0.00) per diluted share, versus a loss of approximately $0.1 million and $0.3 million for the same period in 2013, or $(0.00) per diluted share. The higher loss reflects decreases in revenues and increased general and administrative expenses, payroll expenses, non-cash compensation expenses and warrant expenses.

About Sigma Labs, Inc.

Sigma Labs, Inc., through its wholly-owned subsidiary B6 Sigma, Inc., develops and engineers advanced, in-process, non-destructive quality inspection systems for commercial firms worldwide seeking productive solutions for metal-based additive manufacturing or 3D printing, and other advanced manufacturing technologies.  For more information please visit us at www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often contain words such as "expects," "anticipates," "intends," "believes" or "will." Our forward-looking statements are subject to a number of risks, uncertainties and assumptions that could adversely affect us, including the risks set forth in our most recent annual report on Form 10-K. The forward-looking statements in this press release are made only as of the date of this press release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Sigma Labs, Inc.

Investor Relations Contact:

Chris Witty

cwitty@darrowir.com

646-438-9385

Tables to Follow

Sigma Labs, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statement of Operations
Three Months and Six Months Ended June 30, 2014 and 2013

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

INCOME
Services	$114,813	$307,985	$229,642	$472,249
Total Revenue	114,813	307,985	229,642	472,249

COST OF SERVICE REVENUE	84,739	149,549	140,628	236,479

GROSS PROFIT	30,074	158,436	89,014	235,770

EXPENSES
General & Administration	166,636	146,798	416,179	282,349
Payroll Expense	50,754	67,417	302,699	155,826
Non-cash Stock Compensation	326,200	66,700	351,400	116,700
Warrant Expense	1,283,333	-	1,283,333	-
Total Expenses	1,826,923	280,915	2,353,611	554,875

OTHER INCOME (EXPENSE)
Interest Income	940	1	1,782	11
Total Other Income (Expense)	940	1	1,782	11

INCOME (LOSS) BEFORE INCOME TAXES	(1,795,909)	(122,478)	(2,262,815)	(319,094)

Current Income Tax Expense	-	-	-	-

Deferred Income Tax Expense	-	-	-	-

Net Income (Loss)	$(1,795,909)	$(122,478)	$(2,262,815)	$(319,094)

Loss per Common Share - Basic and Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted Average Number of Shares
Outstanding - Basic and Diluted	606,743,259	433,488,829	602,814,680	432,330,383

Sigma Labs, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
June 30, 2014 and December 31, 2013

	June 30, 2014	December 31, 2013
	(Unaudited)	(Audited)

ASSETS
Current Assets
Cash	$4,321,415	$992,448
Accounts Receivable, net	67,632	303,445
Inventory	18,463	1,167
Prepaid Assets	28,644	25,074
Total Current Assets	4,436,154	1,322,134

Other Assets
Furniture and Equipment, net	8,346	11,419
Deferred Stock Offering Costs	-	17,426
Intangible Assets, net	70,212	70,494
Total Other Assets	78,558	99,339

TOTAL ASSETS	$4,514,712	$1,421,473

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$37,571	$102,625
Accrued Expenses	49,035	38,536
Total Current Liabilities	86,606	141,161

TOTAL LIABILITIES	86,606	141,161

Stockholders' Equity
Preferred Stock, $0.001 par; 10,000,000 shares authorized;
None issued and outstanding	-	-
Common Stock, $0.001 par; 750,000,000 shares authorized;
612,241,061 issued and 610,966,061
outstanding at June 30, 2014 and
559,766,061 issued and 556,816,061
outstanding at December 31, 2013	612,241	559,766
Additional Paid-In Capital	8,890,788	3,561,204
Less Deferred Compensation
1,275,000 and 2,950,000 common shares, respectively	(60,350)	(88,900)
Retained Earnings (Deficit)	(5,014,573)	(2,751,758)
Total Stockholders' Equity	4,428,106	1,280,312

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,514,712	$1,421,473